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                                                                   EXHIBIT 10.09

                              AMENDMENT TO LEASE

This AMENDMENT TO LEASE (this "Agreement") is made and entered in to as of May 21, 1999 by and between Optical Networks, Incorporated ("Tenant") and Cilker Revocable Trust of October 9, 1990 ("Landlord) and effective May 1, 1999.

RECITALS
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A.  The Cilker Revocable Trust of October 9, 1990 ("Landlord"), as Landlord, and
JT Storage, Inc. ("JTS"), as tenant, executed a lease dated June 15, 1995 (the "Lease"), a copy of which is attached hereto as Exhibit "A", pursuant to which
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Landlord leased to JTS, and JTS leased from Landlord certain properties identified in Paragraph 2 of the Lease and other provisions cross-referenced in such Paragraph 2 ("Premises").

B. By means of certain ASSIGNMENT OF LEASE, a copy of which is attached hereto as Exhibit "B" ("Assignment of Lease"), JTS assigned to Tenant the portion of
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the premises identified in the Lease Assignment Exhibit "B" without any cross or diagonal hatching (the "Original First Level Space").

C. Landlord desires that Tenant expand, and Tenant desires to expand, the Lease Assignment to include that portion of the first level of the Premises not currently occupied by Tenant pursuant to the Lease Assignment (the "Additional First Level Space") as well as the entire second level of the Premises (Exhibit
                                                                       --------
"B" Second Level).
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Therefore, for good and valuable consideration, the receipt and adequacy of which are acknowledged, Landlord and Tenant agree as follows:

1.   First Level. The Lease Assignment is expanded to include the Additional
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First Level Space. The terms and conditions of the Lease Assignment for the
Additional First Level Space shall be in all respects identical to the terms and conditions for the Original First Level Space pursuant to the Lease Assignment, including Base Rent of $1.70 psf/month NNN.

II.  Second Level.  The Lease Assignment is also expanded to include the Second
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Level Space. The terms and conditions for the Second Level Space shall be in all respects identical to the terms and conditions for the Original First Level
Space and the Additional First Level Space, except that, in lieu of Base Rent, upon execution of the Investment Representation Letter attached hereto as Exhibit C by Landlord, Tenant shall issue Fifty Thousand (50,000) shares of its
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Series E Preferred Stock to Landlord.

III. Term.  The term of the Lease covering the Original First Level Space, the
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Additional First Level Space and the Second Level Space (collectively, the
"Tenant Premises) shall terminate on August 17, 2000 unless earlier terminated in accordance with the terms of the Lease or the Lease Assignment.
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IV.  Renewal Option.
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     a)   Landlord hereby grants to Tenant two (2) option(s) [the "Option(s)"]
     to extend the term of the Lease, each for an additional term of two (2) years, commencing when the then-existing term expires, upon the terms and conditions set forth in this Section.

     b) Exercise of Option. Tenant may exercise such option by giving Landlord written notice (the "Exercise Notice") of its intention not less than six
     (6) months prior to the expiration of the then-existing term of the Lease.

     c) Extended Term Rent. If this Option is exercised, the Base Rent per sq. ft. for the Tenant Premises shall be adjusted to an amount not less than the Base Rent payable for the month immediately preceding the commencement date of the term of the Option(s) or equal to ninety-seven and one-half percent (97 1/2%) of the then current fair market monthly rent ("Fair Market Rent"), whichever is greater, for the Tenant Premises as of the commencement date of the applicable extended term as determined by the agreement of the parties; provided however, that the base rent per sq. ft.
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     for the Second Level Space shall be treated as identical to, and shall be payable on the same terms as, the Base Rent for the remainder of the Tenant Premises. The Fair Market Rent for the Tenant Premises shall not include the value, if any, attributable to Alterations to the Premises made at the cost of Tenant*. The total rent shall include the Base Rent plus the Additional rent. If the parties are unable to agree on the Fair Market Rent for the Tenant Premises within sixty (60) days after the Exercise notice, Tenant shall be entitled to require the Fair Market Rent be determined by arbitration, as set forth below. All other terms and conditions of the Lease shall remain in full force and effect and shall apply during the Option term.

*    The total rent shall include the base rent plus the additional rent.

**   d)   Arbitration.

          (i) Promptly following notice to Landlord from Tenant, each party shall appoint a qualified, licensed real estate appraiser experienced in appraising office space in San Jose, California to act as an arbitrator. The two (2) appraises so appointed shall determine the Fair Market Rent pursuant to the terms and conditions of the Lease within sixty (60) days of Tenant's initial notice, and they shall notify the parties of the determination in writing.

          (ii) If the two (2) appraises do not agree on the Fair Market Rent, they shall appoint a third, similarly qualified appraiser. Within thirty (30) days of his appointment, the third appraiser shall select, from the proposals submitted by the first two appraisers, the proposal that most closely approximates the third appraiser's determination of Fair Market Rent, and that figure shall be deemed the Fair Market Rent for purposes of the Lease. The third appraiser shall have no right to compromise or modify either of the proposals submitted by the first two appraisers.

          (iii) Each party shall pay all charges and expenses of the appraiser appointed by that party, and one-half of any charges and expenses incurred by the third appraiser.

          (iv) If either party to select an appraiser as provided herein, or if either of the appraisers fails to present a determination within the required time period, the

** The combined areas of the First Level Space and Second Level Space shall be increased from 52,000 to 53,012 sq.ft. which is the area measured to the outside of the outer walls as per BOMA standards as adopted by AIA.

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          determination presented by the appraiser appointed by the other party shall be considered final and binding upon both parties.

VI.   Successors and Assigns.  This Agreement shall be binding and inure to the
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benefit of the parties to it, their heirs, executors, administrators, successors in interest, and assigns.

VII.  Governing Law.  This Agreement shall be governed by and construed in
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accordance with California law.

The parties have executed this Agreement as of the date first above written.

LANDLORD:                                 TENANT:

CILKER REVOCABLE TRUST OF                 OPTICAL NETWORKS, INCORPORATED
OCTOBER 9, 1990


By:  /s/ William H. Cilker                By:  /s/ Terrence J. Schmid
     ----------------------------              --------------------------
     Name:  William H. Cilker                  Name:  Terrence J. Schmid
                                               Title: CFO

V.    The subleasing conditions will be modified to read:  Lessee shall pay to
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Lessor, as additional rent hereunder, 50% of the excess of each such payment of rent or additional consideration by Lessee after deducting Lessee's reasonable cost for marketing and reasonable real estate commission to be mutually agreed upon and applicable only to the increase portion of the rent.